Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Made and signed on the 7th of November 2022

This Amendment to the Employment Agreement (this “Amendment”) is entered into as of November 7, 2022 (“Amendment Execution Date”) by and between CEVA D.S.P. Ltd (the “Company”), and Michael Boukaya, I.D. No. 313701112 of 28 Hashalev St. Yad Benjamin, Israel (the “Employee”, and together with the Company, the “Parties”).

Whereas the Parties entered into an employment agreement effective as of 4 April 2019 and amended on 18 February 2021 (as amended, the “Agreement”); and

Whereas the Parties agreed to amend the Agreement, all as set out in this Amendment.

Now Therefore, the Parties agree as follows:

1.    Amendments to the Agreement

Upon the date that Amir Panush commences employment as Chief Executive Officer of the Company (the “Amendment Effective Date”), which is currently anticipated to be January 1, 2023, the following terms of the Agreement shall be amended:

1.1.

The Employee’s title shall now become Executive Vice President and Chief Operating Officer of CEVA, Inc. His responsibilities and reporting as set forth in Section 4 of the Agreement shall continue unchanged.

1.2.	The following warranties shall be added to section 3 of the Agreement:

3.12.

Other than this Agreement, there are no material plans, contracts or arrangements, or any material amendment thereto, between the Employee and the Company, CEVA, Inc. or their affiliates (together, the “Company Group”) to which he is a party or in which he participates that is entered into in connection with the Position.

3.13.	There are no related party transactions exceeding $120,000 between the Employee and any member of the Company Group in which he has a direct or indirect material interest.

3.14.	There are no family relationships between the Employee and any director or executive officer of any member of the Company Group.

1.3.

The Employee's Salary, as established in section 7 of the Agreement, shall stand at NIS 85,000 (gross) monthly, so that the Base Salary shall stand at NIS 63,750 and the Overtime Payment shall stand at NIS 21,250.

1.4.	Sections 6.1 to 6.5 of the Agreement shall be deleted and replaced with the following language:

6.1	This Agreement shall commence from April 4, 2019 (the “Commencement Date”), for an unlimited period.

6.2

Should the Employee desire to terminate his employment with the Company, he is requested to provide six months’ prior written notice to the Company. Should the Company desire to terminate the employment of the Employee it must provide him with six months’ prior written notice (the “Notice Period”), subject to the terms of Section 6.3 and 6.4 hereof.

6.3

Notwithstanding anything to the contrary herein, the Company may terminate the Employee’s employment for Cause without advance notice and without derogating from any remedy to which the Company may be entitled. A termination for "Cause" is, for the purpose of this section, termination due to: (i) the Employee's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to any member of the Company Group, including, without limitation, embezzlement of funds of the Company Group; (ii) the Employee's material breach of (x) the terms and conditions of this Agreement and any exhibits or annexes hereto, (y) CEVA, Inc.’s Code of Conduct and Business Ethics, posted on CEVA, Inc.’s website and updated from time to time, as well as any other material policies applicable to similarly situated Company Group employees, or (z) any other material employment-related agreement between the Employee and any member of the Company Group, in each case where Employee has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof (unless the Company determines in its reasonable discretion that such breach is of a kind that cannot be cured within such 15 day period); (iii) a good-faith finding by CEVA, Inc.’s CEO or board of directors that the Employee (x) has failed to perform his reasonably assigned duties or has refused to use good-faith efforts to comply with the directives of CEVA, Inc.’s CEO or board of directors and (y) has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof; (iv) the Employee's involvement in any other act or engagement in any other conduct which, as determined by CEVA, Inc.’s CEO or board of directors, constitutes a breach of trust between himself and the Company Group or could cause grave injury to the Company Group, monetarily or otherwise; (v) the Employee is indicted of, or pleads guilty or nolo contendere (or any analogous pleading) to, any crime involving moral turpitude or any felony; (vi) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (vii) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

6.4

Notwithstanding anything to the contrary herein, the Employee may resign for Good Reason without advance notice and without derogating from any remedy to which he may be entitled. A resignation for "Good Reason" is, shall mean the death of the employee or the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(i)

The assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or CEVA, Inc. which results in a material diminution in such position, authority or responsibilities.

(ii)

A reduction in the Employee’s annual salary as set forth in Section 7 or as may be increased from time to time in accordance with Section 7 of the Agreement, except for a comparable reduction in salary affecting all similarly situated employees.

(iii)

The failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or (ii) continue the Employee’s participation therein (or in such substitute or alternative Benefit Plan), on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the Company and the Employee.

(iv)	Any material breach by the Company of the Agreement.

6.5

Other than the cases set forth above, the Company also may terminate the Employee's employment without the Notice Period (or part thereof) if it pays the Employee that sum equal to the Salary that he would otherwise be entitled to during the denied Notice Period. Similarly, if the Employee resigns for Good Reason, the Company shall pay the Employee that sum equal to the Salary that he would otherwise be entitled to during the Notice Period (less any amount of salary earned and paid from delivery of the resignation notice through the termination date, if not contemporaneous).

1.5.	The following shall be added to section 6 of the Agreement:

6.6	Additional terms regarding termination terms between the parties are attached hereto as Appendix B to this Agreement.

6.7

The Employee shall have no lien on any of the Company Group's assets, equipment or any other material in Employee's possession, including: car, computer, content of email box and cellular phone and Confidential Information as defined in Appendix B (hereinafter the "Company's Equipment"). The Employee shall return to the Company all of the Company's Equipment no later than the day of termination of employee-employer relationship and prior to any unpaid leave or within 7 days following the Company's demand.

1.6.	The Attached Appendix B shall be added to the Agreement.

2.	Miscellaneous

2.1.	All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

2.2.	This Amendment may be changed, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

2.3.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

2.4.	This Amendment serves as a notice to the Employee pursuant to the Notice to Employee and Candidate (Employment Terms and Screening Procedures) Law, 5762-2002.

2.5.	If the Amendment Effective Date has not occurred by February 15, 2023, this Amendment, including Appendix B hereto, shall be null and void and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement as of the Amendment Execution Date.

Company:	Employee:

Signature: /s/ Peter McManamon_ Name: Peter McManamon______ Title: Authorized Officer_	Signature: /s/ Michael Boukaya_

APPENDIX B

Additional Terms relating to Termination

This Appendix is entered into as of the 7th day of November, 2022, between CEVA D.S.P. Ltd., with offices at 2 Maskit Street, Herzlia, Israel, (the "Company") and Michael Boukaya, I.D. No. 313701112 of 28 Hashalev St. Yad Benjamin, Israel (the "Employee"), is intended to establish additional terms relating to the termination of employment relations between the parties, as established in the employment agreement (as amended from time to time, the "Agreement") entered into on 4 April 2019 and amended 18 February 2021 and 7 November 2022 (the “Second Amendment”), and shall become effective upon the Amendment Effective Date. Capitalized terms used and not defined herein shall have the meanings set forth in the Second Amendment.

1.

Notwithstanding any provision to the contrary in the Agreement, in the event that Employee’s employment relationship is terminated by the Employee for Good Reason (as defined in the Second Amendment) or by the Company, or any acquiring or succeeding corporation of the Company or CEVA, Inc. (the "Parent"), without Cause (as defined in the Second Amendment) within 12 months after a Change in Control (as defined below), the Company shall:

(i)

pay to the Employee an amount equal to the compensation to which the Employee would otherwise have been entitled had the Employee remained employed by the Company for two years after such termination (based on the Employee’s salary as in effect on the date of termination); which may be paid in a lump sum or in the form of salary continuation at the Company’s discretion; and

(ii)	the time-based vesting of any equity awards granted to the Employee by the Parent shall accelerate in full.

2.

The payment to the Employee of the amounts payable hereunder shall (i) be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company, and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth herein.

3.

For purposes of this Appendix “Change in Control” shall mean the consummation of a merger, consolidation or reorganization involving the Parent, a transaction involving the sale or exchange of greater than 50% of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Parent immediately prior to such Business Combination.

IN WITNESS WHEREOF, the parties hereby execute this Employment Agreement.

Signature:	/s/ Michael Boukaya
Employee’s name:	Michael Boukaya
Identity number:	313701112
Date:	November 7, 2022

CEVA D.S.P. Ltd. By: /s/ Peter McManamon_______   Title: Authorized Officer